EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in Registration Statement No. 333-42153 on Form S-8 of Cenex Harvest States Cooperatives of our report dated June 16, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002) on the consolidated financial statements of Ventura Foods, LLC and subsidiary, appearing in the Annual Report on Form 10-K/A of Cenex Harvest States Cooperatives for the year ended August 31, 2002.

/s/ Deloitte & Touche LLP

Los Angeles, California
June 24, 2003